Exhibit 10.34

EVENT SPONSORSHIP AGREEMENT

This Event Sponsorship Agreement ("Agreement”) is made and effective as of February 1, 2019 (the “Effective Date”), by and between Newegg Inc. (“Newegg”), a Delaware corporation, and Allied Esports International, Inc., a Nevada corporation ("Allied"). Newegg and Allied are hereinafter referred to jointly as the “Parties” and each as a “Party.”

BACKGROUND

A.                 Newegg, an online retailer of items including computer hardware and consumer electronics, is in the business of developing, marketing, selling and supporting gaming accessories and memory products, and proposes to provide promotional and product support as a sponsor for the HyperX Esports Arena Las Vegas (“the Arena”).

B.                  Allied is an esports organization that owns and controls the Commercial Rights (as hereinafter defined) to the Arena and wishes to grant rights to Newegg in respect of Newegg’s sponsorship of the Arena pursuant to this Agreement.

C.                   Each of the Parties undertakes obligations to the other Party as provided in this Agreement.

For valuable consideration received, including the Parties’ respective covenants in this Agreement, the Parties hereby agree as follows:

1.                   Scope of this Agreement. Newegg agrees to provide certain financial sponsorship, including fees to Allied in connection with the Arena and Allied agrees to grant certain rights to Newegg, all as described in this Agreement.

2.                   Certain Definitions. When used in this Agreement, the following terms have the following meanings:

2.1               “Commercial Rights” means any and all rights of a commercial nature connected with the Arena, including image rights, broadcasting rights, new media rights, endorsement and official supplier rights, sponsorship rights, merchandising rights, licensing rights, advertising rights, hospitality rights and all intellectual property rights in and to the foregoing.

2.2               “Including,” “Includes” and similar words means “including but not limited to” and shall mean in all contexts “without limitation.”

2.3               “Intellectual Property Rights” means rights protecting or governing intellectual property rights, including all now known and hereafter existing: (i) copyright and related rights in original works of authorship and all rights to use, commercialize, and exploit such rights; (ii) rights on trademarks, service marks, trade names, logos, trade dress, indicia of origin, and other commercial names; (iii) trade secret rights including, without limitation, all rights in confidential information, trade secret, know-how and other proprietary and/or confidential materials and information, whether arising by law or contract; (iv) patent rights, rights in patentable inventions and processes, utility models, designs, algorithms and other industrial property rights; and (v) other intellectual property rights and proprietary rights of every kind and nature throughout the world, whether arising by operation of law, by contract, by license or otherwise in any form, media or technology now known or later developed.

2.4               “Newegg Marks” means the Newegg trademarks and logos set out in Schedule 1, together with any accompanying artwork, design, slogan, text and other collateral marketing signs of Newegg.

2.5               “Allied Marks” means Allied’s trademarks to be used for all promotion, advertising and marketing of the Arena, as set out in Schedule 2, including the texts, slogans, logos, trademarks, images, photographs, information, audio and video materials and other materials owned (or licensed from a third party) by Allied and used in or in connection with the Arena, and including Allied’s name and the names used for any parts of the Arena.

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2.6               “Sponsorship Benefits” means the benefits Newegg will provide Allied, including the license granted in Section 6.1 and the fee stated in Schedule 3.

2.7               “Sponsorship Rights” means the bundle of rights, services and deliverables Allied will provide to Newegg as set out in Schedule 4, which includes the license of, and rights with respect to, Allied Marks granted in Section 5.

2.8               “Technology E-Commerce (or E-Tail)” means the Arena partnership category that Allied is granting to Newegg and is defined as including technology-focused products in categories including computer systems, components, electronics, gaming, networking, office solutions, software & services, automotive and industrial, home and tools, health & sports, and hobbies and toys. For purposes of clarity, this does not include apparel and accessories.

2.9 “Term” has the meaning given in Section 3 of this Agreement.

2.10 “Sponsorship Fee” has the meaning given in Schedule 3 of this Agreement.

2.11 “Venue” means the premises where events wi ll occur.

3.                   Term of this Agreement. This Agreement shall be valid for five (5) years from February 1, 2019 through January 31, 2024 unless this Agreement is terminated earlier pursuant to Section 14 (the “Term”). For the purpose of clarity, the second year of this Agreement starts February 1, 2020, and the third year of this Agreement starts February 1, 2021 the fourth year of this Agreement starts February 1, 2022, and the fifth and final year of this Agreement starts February 1, 2023.

4.                   Allied Obligations and Newegg Sponsorship Obligations

4.1               Allied shall provide, by the license granted in Section 5.1 and otherwise as appropriate, to or for the benefit of Newegg, the Sponsorship Rights, including generally providing advertising space in all of Allied’s media and participation in Allied’s marketing activities relating to the Arena

4.2               Newegg shall provide to Allied the Sponsorship Benefits set out in Schedule 3, including paying the Sponsorship Fee as provided in that Schedule. Any value-added, goods and services, or similar tax or duty imposed by any government or tax authority on any Sponsorship Benefit shall be borne solely by Allied.

4.3               During third-party event buyouts, Newegg’s sponsorship benefits will run at the discretion of the third-party and may not be included for select events. Newegg’s pass-through rights are limited to both Newegg and Allied-owned and operated events.

5.                   Allied’s License to Newegg

5.1               Allied grants Newegg a non-exclusive, royalty-free, non-assignable, non-transferable, and non- sublicensable worldwide license to use, publicly display, transmit, broadcast, stream, distribute and reproduce the Allied Marks in all approved forms and in manners for the purposes of this Agreement during the Term. Allied acknowledges and agrees that Newegg shall not pay any fees or royalties for the license of the Allied Marks, except the Sponsorship Fee specified in Schedule 3.

5.2               Without limitation of any other provision of this Agreement, failure by Allied to comply with the provisions of Sections 5.1 shall be deemed as a material breach of this Agreement and Newegg has the right to terminate this Agreement subject first to the cure provisions in Section 14.1 and be discharged from any further obligation to pay the Sponsorship Fee. If any portion of the Sponsorship Fee shall have previously been paid for any period following such termination by Newegg, the Sponsorship Fee shall be prorated and Allied shall immediately refund the portion corresponding to the unused period of the Term.

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6.                   Newegg’s License to Allied; Allied’s Obligations Regarding Newegg Marks and Products

6.1               Newegg grants Allied a revocable, non-transferrable, non-assignable (whether voluntarily, or as a result of a change of control, or by operation of law), non-sublicensable, non-exclusive and limited license to use, during the Term, the Newegg Marks solely in connection with Allied’s marketing and conduct of the Arena.

6.2               Allied acknowledges and agrees that Newegg has valuable goodwill and reputation in the Newegg Marks and that Newegg is and shall be at all times the sole and exclusive owner of rights, including Intellectual Property Rights, in and related to the Newegg Marks. Allied does not acquire any right, title, or interest in or to the Newegg Marks by virtue of the limited license granted in Section 6.1, or through Allied’s permitted use of the Newegg Marks, other than the right to use such Newegg Marks in accordance with that license. Allied acknowledges that its use of the Newegg Marks pursuant to this Agreement, and all goodwill associated with such use, shall inure exclusively to the benefit of Newegg. Allied further acknowledges and agrees that Newegg shall have sole control and final editorial say, in Newegg’s sole discretion, over the marketing/promotion, appearance, design, layout, placement, and presentation of Newegg’s Products, including all packaging, advertisements and other marketing and promotional materials relating to the Newegg Products.

6.3               Allied shall use the Newegg Marks only in strict compliance with the terms and conditions of this Agreement. Allied’s use of the Newegg Marks (a) shall be subject to Newegg’s right of review and approval, and prior direction and control, to be exercised in Newegg’s sole discretion, and (b) shall, at all times, meet or exceed Newegg’s trademark-usage guidelines and quality standards which may be provided by Newegg from time to time (“Acceptable Quality Standards”). Without limiting any other provision of this Section 6.3, if at any time Newegg reasonably determines that Allied’s use of the Newegg Marks fails to comply with this Agreement or to conform to the Acceptable Quality Standards, Allied shall, within five (5) days of receipt of notice from Newegg, correct its use of the Newegg Marks so that its use is in compliance with this Agreement and the Acceptable Quality Standards or cease using, and remove, the Newegg Marks from all of Allied’s videos, streams and other publications in all media (“Allied’s Correction Action”). Allied’s obligation to take and complete Allied’s Correction Action shall survive any expiration or termination of this Agreement.

6.4               Allied shall not at any time do, or cause to be done, directly or indirectly any act that may impair or tarnish any part of Newegg’s goodwill and reputation in the Newegg Marks and the Newegg Products. Without limiting the preceding sentence, Allied agrees not to use the Newegg Marks in any advertising materials or conduct any activities in a manner that may be seen to unreasonably modify, alter, detract from or impair the integrity, character, or dignity of the Newegg Marks or reflect unfavorably upon Newegg or Newegg Products.

6.5               In exercise of the rights granted in Section 6.1, Allied shall always use the Newegg Marks in a manner that significantly distinguishes them from any surrounding text or other logo or source designation. Except as may be expressly authorized in writing by Newegg, Allied shall not use the Newegg Marks as a co-brand with any third-party mark. Allied agrees to use the Newegg Marks only in the form and with only the content provided by Newegg. The Newegg Marks may not be altered in any manner. The Newegg Marks must include a ™ or ® symbol as part of the Newegg Marks, as provided by Newegg. Where practicable, the following trademark notice must appear in close proximity to the Newegg Marks and the ownership of the Newegg Marks must be identified: “Newegg and the Newegg logo are trademarks of Newegg Incorporated.”

7.                   Exclusivity of Sponsorship Rights for Newegg

7.1               In all of Allied’s actions and publications (in all media and formats) in connection with the marketing and conducting of the Events, where possible and appropriate, Allied shall where reasonably practicable communicate that Newegg is the exclusive sponsor of the Arena for the technology e-commerce and online retailer categories.

7.2               Allied shall not endorse, or permit the marketing of any other company whose principal business is as an e-commerce provider at or in connection with the Arena. For purposes of clarity, this is not meant to prohibit incidental third-party endorsements not controlled by Allied such as individual player and team sponsorships of participants in events at the Arena.

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8.                   Refund or Reduction of Sponsorship Fee

8.1               Without limitation of other rights of Newegg under this Agreement, the Parties agree to negotiate a reasonable reduction and, where applicable, the refund of the Sponsorship Fee to reflect any material restriction in the benefit or value of the Sponsorship Rights to Newegg, including as a result of any change in any laws or regulatory provisions which has an adverse impact on the value of the Sponsorship Rights.

8.2               If Allied fails to perform or provide the Sponsorship Rights in accordance with the terms of this Agreement, Newegg shall, without limiting its other rights or remedies, have one or more of the following rights:

(a)                 to refuse to accept any subsequent performance of the Sponsorship Rights which Allied attempts to make; and

(b)                where Newegg has paid in advance for Sponsorship Rights that have not been provided by Allied, to have such sums refunded by Allied.

9.                   Certain Material Covenants of Allied

9.1               Allied shall organize and host events, both online and at the Venue, at its sole cost and expense in accordance with the terms of this Agreement, and perform and cause to be performed the Sponsorship Rights with reasonable skill and care and in accordance with generally recognized commercial practices and standards.

9.2               Allied shall use its best endeavours to deliver or ensure the delivery to Newegg of each and all of the Sponsorship Rights. Without limitation of the preceding sentence or any other provision of this Agreement, Allied shall identify and name Newegg as a Founding Partner, and as the exclusive Technology E-Commerce (or E-tail) Partner, of the Arena and in all of Allied’s marketing materials in connection with the Arena where reasonably practicable.

9.3               Allied shall ensure that all relevant Newegg signage and advertising to be delivered as part of the Sponsorship Rights is properly in place, and operational and not concealed or obscured from view.

9.4               Allied confirms that, whenever possible, it will ensure that Newegg Marks will be present in accordance with this Agreement and that Newegg Marks are incorporated into all promotional, advertising and publicity material published in connection with the Arena where reasonably practicable.

9.5 Allied shall comply with:

(a)                 all applicable laws, rules, regulations, regulatory policies, guidelines or codes applicable to the Arena and Allied’s activities to be carried out in performing its obligations in accordance with this Agreement, including all such guidelines and codes issued by statutory, regulatory and industry bodies, and further, will not pay, deliver, or offer or promise to pay or deliver, any funds or other item of value excluding the Products, either directly or through any third party, to any state or federal governmental official for any reason whatsoever other than the payment of statutory and administrative fees, charges and taxes that are due from Allied as a result of its performance under this Agreement;

(b)                the terms and conditions, rules of conduct and/or community guidelines of any other online platform (including any advertising policies); and

(c)                 any conditions attached to any licences or consents issued in connection with the Arena including regarding health and safety and crowd security measures at the Arena.

9.6               Allied accepts that, regardless of its obligations to promote the Arena within the terms of this Agreement, Newegg shall be entitled to advertise, publicise, promote and otherwise commercially exploit its own Products, goodwill and reputation through Newegg's association with the Arena on and subject to the terms of this Agreement throughout and after the Term.

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9.7               Allied shall make available to Newegg in connection with the Arena Allied’s Marks in order for Newegg to exploit and make best use of the Sponsorship Rights.

9.8               For the avoidance of doubt, Allied shall be at all times responsible for its employees’, agents’ and sub- contractors’ compliance with the obligations set out in this Section 9.

10.                 Certain Material Covenants of Newegg

10.1            Newegg shall exercise the Sponsorship Rights in accordance with the terms of this Agreement. For the avoidance of doubt, Newegg shall not be entitled to use or exploit any of the Commercial Rights other than the Sponsorship Rights in any way except in accordance with this Agreement.

10.2            Newegg shall provide to Allied, at Newegg's cost and expense, all necessary materials including artwork of Newegg Marks in a format and within print deadlines reasonably specified by Allied in order for it to be reproduced under the control of Allied for the fulfilment of the Sponsorship Rights.

11.                 Representations and Warranties

11.1            Each Party represents and warrants to the other Party that it has, and will maintain throughout the Term, the right, power and authority to enter into and perform this Agreement and to grant the licenses as provided in this Agreement; that it has procured all rights, permissions and approvals necessary for the performance of its obligations, including the grant of licenses, in this Agreement; and that it is not bound by any agreement with any third party that adversely affects its performance of its obligations in, or that would preclude it from fully complying with the provisions of, this Agreement.

11.2            Each Party covenants that it shall not make, publish or communicate to any person or entity in any online or other public forum any defamatory, misleading or disparaging remarks, comments or statements concerning

(a)               the other Party or any of its affiliates, or any of such Party’s or its affiliates’ respective employees, officers, directors, agents, officials, equity holders, investors or sponsors, or (b) any software, products or services of the other Party or any affiliate.

11.3            Each Party represents and warrants that it is not a government-owned entity and that neither its management personnel nor any of its employees are government officials.

11.4            Newegg represents and warrants that it holds the necessary rights to permit Allied to use Newegg's Marks in accordance with the license granted in Section 6.1; and that to Newegg’s actual knowledge the use, reproduction, distribution or transmission of Newegg's Marks will not violate any criminal laws, or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

11.5            Allied represents and warrants that it holds the necessary rights to permit Newegg to use Allied's Marks and accept the Commercial Rights in accordance with the Sections 5.1 and 9.7; and that to Allied’s actual knowledge the use, reproduction, distribution or transmission of Allied's Marks will not violate any criminal laws, or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

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12.                  Indemnity and Liability

12.1            Each Party (“Indemnitor”) will defend, indemnify and hold the other Party (including associated officers, directors, shareholders, employees, agents and affiliates) (cumulatively, “Indemnitee”) harmless from and against any and all losses, damages, claims, liabilities and expenses (including reasonable legal fees), suffered or incurred as a result of or in connection with any claim, suit, action, demand, or proceeding brought against Indemnitee based upon (a) a claim of a failure to perform, or a breach by Indemnitor of, any obligation, warranty, representation or covenant in this Agreement; (b) a claim of personal injury or property damage arising out of the fault or negligence of Indemnitor, its representatives, agents, or employees; or (c) a claim of infringement or misappropriation of any patent, trademark, copyright or other proprietary right held by any third party.

12.2            EXCEPTING ONLY CLAIMS MADE PURSUANT TO SECTION 12.1, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY LOST PROFITS, LOST REVENUES OR LOST SAVINGS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE PRODUCTS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED, KNOWS OR SHOULD KNOW, OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13.                  Confidentiality

13.1            Confidential Information. Each Party (the “Disclosing Party”) may from time to time during the Term of this Agreement disclose to the other Party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, including, without limitation, technical, marketing, financial, employee, planning and other confidential or proprietary information, which information is either marked as confidential or proprietary (or bears a similar legend) or which a reasonable person would understand to be confidential given the circumstance and nature of the disclosure (“Confidential Information”), whether disclosed orally or in writing. Without limiting the foregoing, Newegg’s Confidential Information shall include information and materials provided by Newegg in connection with this Agreement. Confidential Information does not include information that: (i) is in the Receiving Party’s possession at the time of disclosure as shown by credible evidence; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party, as evidenced by such Party’s written records.

13.2            Protection of Confidential Information. The Receiving Party will not use, and will cause its Representatives not to use, any Confidential Information of the Disclosing Party for any purpose other than performing its obligations or exercising its rights under this Agreement, and will not disclose the Confidential Information of the Disclosing Party to any party other than Receiving Party’s employees, agents, directors, officers, auditors, attorneys, other professional advisors, regulators and contractors (collectively, the “Representatives”) on a “need to know” basis, provided such Representatives are under a contractual obligation with Receiving Party to maintain the confidentiality of such Confidential Information, which obligation is consistent with, and no less protective of Confidential Information, than the terms of this Section 13. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

13.3    Confidentiality of Agreement. Other than as permitted in this Agreement, neither Party will disclose any terms of this Agreement except: (a) as required by law, or (b) pursuant to a mutually agreeable press release. Press releases concerning Newegg’s sponsorship of the Events will only be published after written preapproval by both Parties, provided that if for any reason the Parties cannot agree about a specific release, Newegg shall have the ultimate decision-making right concerning whether to issue any press releases about this Agreement or Newegg’s sponsorship of the Events.

13.4            Return of Confidential Information. Upon any termination or expiration of this Agreement, Allied shall deliver to Newegg all originals and copies of any material in any form containing or representing Newegg’s Marks and other Confidential Information of Newegg or, at Newegg’s request, shall destroy the same and provide Newegg a certification of the destruction.

13.5            Expiry or termination of this Agreement shall not affect any accrued rights, liabilities or obligations dealing with protection of the Confidential Information of either Party. The expiration or termination of this Agreement shall also not affect the obligations of this Section 13 with respect to any of Newegg’s Confidential Information that is protected as a trade secret, which shall remain covered by this Section 13 for the duration of the trade secret.

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14.                 Expiry or Termination

14.1            Failure by Allied to perform and comply with any of its obligations in sections 5, 6, 7, 9, 11, 12 and 13 of this Agreement shall be deemed a material breach of this Agreement and Newegg shall have the right to terminate this Agreement immediately if Allied fails to cure the breach within fifteen (15) days following Newegg’s written notice of the breach.

14.2            Each Party may also terminate the Agreement for convenience after Contract Year 2 (as defined in Section 14.4) by providing written notice to the other Party at least sixty (60) calendar days prior to the effective date of such termination

14.3            Except as provided in (i) Section 5.2 for immediate termination subject to cure provisions in Section 14.1 , (ii) Section 14.1 for termination following notice, and (iii) Section 14.5 for immediate termination without notice, if either Party defaults in the performance, or breaches any provision, of this Agreement, then the non- defaulting Party may give written notice to the defaulting Party requiring the default or breach to be cured, and if the default or breach is not cured within fifteen (15) days of the receipt of the notice, this Agreement shall, without prejudice to any accrued right, automatically terminate at the end of the fifteen (15) day period.

14.4            During the first two (2) contract years of Term (i.e., February 1, 2019 through January 31, 2020 (“Contract Year 1”) and February 1, 2020 through January 31, 2021 (“Contract Year 2”)) and notwithstanding any other provisions of this Agreement, if Newegg defaults on or breaches any its obligations under the Agreement for any reason and fails to cure such default or breach within fifteen (15) days following receipt of Allied’s written notice of such default or breach, the Parties acknowledge and agree that (i) Newegg shall remain responsible and/or liable for the full payment or, if applicable, the remaining portion of the Sponsorship Fee for Contract Year 1 and Contract Year 2, and (ii) Allied shall have the right to pursue any additional legal and equitable remedies in connection with the Agreement.

14.5            This Agreement shall terminate immediately, without any requirement of notice, (i) upon the institution against or the filing by either Party of insolvency, receivership or bankruptcy proceedings; or (ii) upon either Party making an assignment for the benefit of its creditors.

14.6            Upon termination for any reason, Newegg shall, without prejudice to its other rights, be immediately discharged of all obligations to pay any further Sponsorship Fees not yet rendered or to provide any further Sponsorship Benefits that have not already been delivered to Allied. Further, if Sponsorship Fees have been paid in advance, the Sponsorship Fee shall be prorated through the date of termination and Allied shall refund the portion corresponding to the unused period of the Term.

14.7            Notwithstanding the expiry or termination of this Agreement, both Parties shall not, and shall ensure that its Representatives shall not, do any of the following:

(a)                 make any form of representation (whether express or implied) that Allied remains under the sponsorship of or in public association with Newegg; or

(b)                commit any act that would reasonably be seen as disparaging (whether expressly or implicitly) the Newegg and Allied brand names, reputations or any of their respective products or offerings.

14.8            Upon expiry or termination of this Agreement, Newegg’s license granted to Allied in Section 6.1 and all other rights granted to Allied in this Agreement shall terminate and Allied shall cease any and all uses of Newegg’s Marks.

14.9            All provisions of this Agreement that by their nature extend beyond expiry or termination of this Agreement shall remain in full force and effect notwithstanding the expiry or termination of this Agreement.

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15.                 Miscellaneous

15.1            Relationship. The relationship of the Parties is solely that of independent contractors, and each Party will represent itself to any third parties only as such. Neither Party has the power to bind, represent or act for the other Party. The Parties have no agency, partnership, joint venture or fiduciary duties to each other.

15.2            Publicity. The Parties shall co-operate in good faith on all announcements and press releases regarding this Agreement and Newegg’s sponsorship arrangement with Allied and Newegg shall determine in its sole discretion whether any such announcement or press release shall be published. Press releases concerning Newegg’s sponsorship of the Arena will only be published after written preapproval by both Parties and Newegg shall have the final decision making right concerning any press releases regarding Newegg’s sponsorship arrangement with Allied.

15.3            Expenses. Each Party shall be responsible for its own costs and expenses in connection with all matters relating to the negotiation and performance of this Agreement, unless otherwise agreed in writing by the Parties.

15.4            Assignment. Neither Newegg nor Allied shall have the right or power to assign or transfer any part of its rights or obligations under this Agreement without the prior consent in writing of the other Party.

15.5             Injunctive Relief. Each Party agrees that money damages for a breach of its obligations under the provisions of this Agreement protecting Confidential Information and those governing Intellectual Property Rights may be an inadequate remedy for the loss suffered by the other Party and the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction in order to prevent the breach, or further breach as the case may be, of any such obligation, without limiting the other Party’s right to pursue any and all remedies provided in such event by law or equity.

15.6             Non-Waiver. All waivers must be in writing. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude further exercise thereof or of any other right, power or privilege.

15.7            Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the provision shall be modified as necessary to conform to such laws or, if such modification would be inconsistent with the intent of the Parties, the provision shall be severed from this Agreement, and this Agreement shall be interpreted without reference to the severed provision with the remaining provisions continuing with full force and effect.

15.8            Entire Agreement. This Agreement, including the attached Schedules, which are incorporated herein in their entirety, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, representations, understandings, written or oral. No amendment or modification of any provision of this Agreement shall be binding upon the Parties unless made by a written instrument signed by a duly authorized representative of each Party.

15.9            Notice. Any notice required under this Agreement shall be given in writing, in the English language and sent to the address or e-mail address of the other Party as set out below its signature of this Agreement, or such other address or email address as shall have been notified to the other Party in accordance with this provision. Notices shall be sent by registered post or equivalent, facsimile, courier or by electronic transmission. If posted, the notice shall be deemed to have been received five (5) working days after the date of posting or, in the case of a notice to an addressee not in the country of the sender, ten (10) working days after the date of posting. If sent by facsimile or electronic transmission, notice shall be deemed received upon confirmation of complete receipt being given by the intended receiving Party. If couriered, notice will be deemed to have been received on delivery.

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15.10          Governing Law and Jurisdiction. Without reference to choice or conflict of law principles, this Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. The Parties unconditionally submit to exclusive jurisdiction of and accept as the exclusive venue for any legal proceeding involving this Agreement the state and federal courts located in the County of Los Angeles, California. Before any Party (the “Complaining Party”) may bring any legal proceeding against the other (the “Non Complaining Party”), the Complaining Party shall first make a reasonable and good faith attempt to resolve all disputes privately by notifying and providing to the Non Complaining Party of the Complaining Party’s complaints, reasons and supporting evidence for the complaints, and the reasonable steps Complaining Party would like the Non Complaining Party to take in order to address the complaints. If for any reason the Non-Complaining Party disagrees with either the complaint or the steps suggested to address the complaints, the Parties shall discuss and work on an amicable solution for at least thirty (30) days before the Complaining Party may bring any legal proceeding to resolve the complaints. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles County, California, by an arbitrator of JAMS, in accordance with its arbitration rules and procedures then in effect. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. The prevailing Party in any dispute involving this Agreement shall be entitled to recover from the other Party its costs, expenses, and reasonable attorneys’ fees (including any fees for expert witnesses, paralegals, or other legal service providers). This Section 15.10 shall not preclude or place any condition on any Party from seeking injunctive relief from a court of appropriate jurisdiction.

15.11           Third Party Rights. This Agreement does not confer any rights or remedies on any third party.

15.12          Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

15.13          Headings. All section headings contained in this Agreement are for convenience or reference only, do not form a part hereof and shall not in any way affect the meaning or interpretation of this Agreement.

15.14          Force Majeure. Neither Party will be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including earthquake, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, terrorism or threat thereof, outbreak of disease or other public health hazard, failure or delay in delivery by suppliers or delays in transportation. In such event the Party unable to meet its obligations will use all best efforts to remedy its delayed performance and will promptly notify the other Party in writing of the circumstances affecting its timely performance.

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IN WITNESS WHEREOF, the Parties have executed this Agreement acting through their duly authorized representatives as of the Effective Date.

“Newegg”	“Allied”

Newegg Inc.	Allied Esports International, Inc.

By /s/ Mitesh Patel	By: /s/ Judson Hannigan

Name: Mitesh Patel	Name: Judson Hannigan

Title: VP, Marketing	Title: CEO

Newegg Inc.	Allied Esports International, Inc.
Address: Newegg Inc. 17560 Rowland St. City of Industry, CA 91745 USA	Address: Allied Esports International, Inc. 4000 McArthur Blvd, 6th Floor Newport Beach, California 92660
Contact: +1 (714) 435-2600	Contact: +1 714-265-7323
Email:	Email: jud@esportsallied.com
Attention: Legal Department By Newegg Legal at 11:40 am, Feb 25, 2019	Attention: Judson Hannigan

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